Exhibit 99.1

THE TILE SHOP REPORTS SECOND QUARTER 2025 Results

MINNEAPOLIS – August 7, 2025 – Tile Shop Holdings, Inc. (Nasdaq: TTSH) (the “Company”), a specialty retailer of natural stone, man-made and luxury vinyl tiles, today announced results for its second quarter ended June 30, 2025.

Second Quarter 2025 Summary

Net Sales Decreased 3.4%

Comparable Store Sales Decreased 3.5%

Gross Margin of 64.4%

Net Income of $0.4 Million and Adjusted EBITDA of $4.9 Million

No Debt Outstanding and $27.8 million of Cash at Quarter-End

Management Commentary – Cabell Lolmaugh, CEO

“We believe the steps we’ve taken to expand our assortment of entry level, competitively priced products have contributed to a modest improvement in unit volumes during the second quarter when compared to the prior year. The improvement in unit volumes was offset due to increased demand for products carrying lower average selling prices and an increase in discounting. Housing turnover remains near historic lows, which continues to put pressure on traffic in our stores and our comparable store sales results. Nevertheless, we believe the refinements made to our assortment have helped broaden our appeal to a wider range of customers and position us to more effectively navigate the challenges of the current environment.”

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(unaudited, dollars in thousands, except per share data)	2025	2024	2025	2024
Net sales	$88,260	$91,384	$176,269	$183,112
Net sales decline(1)	(3.4)%	(7.3)%	(3.7)%	(8.7)%
Comparable store sales decline (2)	(3.5)%	(6.9)%	(3.8)%	(8.6)%
Gross margin rate	64.4%	66.0%	65.2%	65.9%
Income from operations as a % of net sales	0.5%	2.0%	0.4%	2.3%
Net income	$392	$1,219	$564	$2,908
Net income per diluted share	$0.01	$0.03	$0.01	$0.07
Adjusted EBITDA	$4,937	$6,733	$9,503	$14,150
Adjusted EBITDA as a % of net sales	5.6%	7.4%	5.4%	7.7%
Number of stores open at the end of period	141	142	141	142

(1)	As compared to the prior year period.
(2)	The comparable store sales operating metric is the percentage change in sales of comparable stores period over period. A store is considered comparable on the second day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales calculation. Comparable store sales include total charges to customers less any actual returns. The Company includes the change in allowance for anticipated sales returns applicable to comparable stores in the comparable store sales calculation.

Second QUARTER 2025

Net Sales

Net sales for the second quarter of 2025 decreased $3.1 million, or 3.4%, compared with the second quarter of 2024. Sales decreased at comparable stores by 3.5% during the second quarter of 2025 compared to the second quarter of 2024, primarily due to a decrease in traffic.

Gross Profit

Gross profit decreased $3.5 million, or 5.8%, in the second quarter of 2025 compared to the second quarter of 2024. The gross margin rate decreased 160 basis points to 64.4% in the second quarter of 2025 as compared to 66.0% during the second quarter of 2024. The decrease in gross margin rate was due to higher levels of discounting combined with increases in product costs.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses decreased $2.1 million, or 3.6%, from $58.5 million in the second quarter of 2024 to $56.4 million in the second quarter of 2025. The decrease was primarily due to a $0.8 million decrease in asset impairment, a $0.7 million reduction in SG&A associated with the closure of our New Jersey distribution center in the third quarter of 2024, a $0.7 million decrease in marketing costs and a $0.4 million decrease in depreciation that were partially offset by a $0.4 million write-off of display supplies.

In response to the challenges faced in our industry and continued pressure on our topline results, we closed our distribution center based in Spring Valley, WI during the second quarter of 2025. We did not incur any material asset impairment or severance costs in connection with this closure. We anticipate the annualized benefit from closing this distribution center will be approximately $1.0 million.

In addition, we closed one store during the second quarter at the end of its lease term. We did not incur any material asset impairment or severance costs in connection with this closure. Additionally, we closed a second store during the third quarter at the end of its lease term.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2025 and 2024 was $0.1 million and $0.6 million, respectively. The decrease in the provision for income taxes was primarily due to a decrease in pretax income. The Company’s effective tax rate was 16.4% and 32.1% in the second quarter of 2025 and 2024, respectively. The decrease in the effective tax rate was largely due to a decrease in pretax income and the impact of permanent differences.

Capital Structure and Liquidity

As of June 30, 2025, the Company had no borrowings outstanding on its $75.0 million line of credit. Cash and cash equivalents increased from $21.0 million as of December 31, 2024 to $27.8 million as of June 30, 2025.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2025 was $4.9 million compared with $6.7 million for the second quarter of 2024. See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
	June 30,
($ in thousands, unaudited)	2025	% of net sales (1)	2024	% of net sales (1)
Net income	$392	0.4%	$1,219	1.3%
Interest (Income)/expense, net	(29)	(0.0)	57	0.1
Provision for income taxes	77	0.1	575	0.6
Depreciation and amortization	4,190	4.7	4,602	5.0
Stock based compensation	307	0.3	280	0.3
Adjusted EBITDA	$4,937	5.6%	$6,733	7.4%

	Six Months Ended
	June 30,
($ in thousands, unaudited)	2025	% of net sales	2024	% of net sales
Net income	$564	0.3%	$2,908	1.6%
Interest (Income)/expense, net	(47)	(0.0)	223	0.1
Provision for income taxes	106	0.1	1,003	0.5
Depreciation and amortization	8,195	4.6	9,344	5.1
Stock based compensation	685	0.4	672	0.4
Adjusted EBITDA	$9,503	5.4%	$14,150	7.7%

(1) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was 0.0% for the trailing twelve months as of the end of the second quarter in 2025 compared to 6.8% for the trailing twelve months as of the end of the second quarter in 2024. See the Pretax Return on Capital Employed calculation in the table below.

	June 30,
($ in thousands, unaudited)	2025(1)	2024(1)
Income from Operations (trailing twelve months)	$6	$8,433
Total Assets	322,302	321,899
Less: Accounts payable	(24,528)	(23,944)
Less: Income tax payable	(58)	(652)
Less: Other accrued liabilities	(28,475)	(31,288)
Less: Lease liability	(141,286)	(138,118)
Less: Other long-term liabilities	(4,651)	(4,763)
Capital Employed	$123,304	$123,134

Pretax Return on Capital Employed	0.0%	6.8%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest (income) expense, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates Pretax Return on Capital Employed by taking income (loss) from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, lease liability and other long-term liabilities. Other companies may calculate both Adjusted EBITDA and Pretax Return on Capital Employed differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes and for assessing the effectiveness of capital allocation over time. These measures are used in monthly financial reports prepared for management and the Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

WEBCAST AND CONFERENCE CALL

As announced on July 31, 2025, the Company will host a conference call via webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday, August 7, 2025. The call will be hosted by Cabell Lolmaugh, CEO, Mark Davis, CFO, and Ken Cooper, Investor Relations.

Participants may access the webcast by visiting the Investor Relations page at www.tileshop.com. The call can also be accessed here. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

The Company intends to use its website, investors.tileshop.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website under the heading News and Events. Accordingly, investors should monitor such portions of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Contact:

Investors and Media:

Mark Davis

Chief Financial Officer

investorrelations@tileshop.com

ABOUT THE TILE SHOP

Tile Shop Holdings, Inc. (Nasdaq: TTSH) is a specialty retailer of natural stone, man-made and luxury vinyl tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. As of June 30, 2025, the Company had 141 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and YouTube.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties, many of which are difficult to predict and are outside of our control, that may cause actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by law. Investors are referred to the most recent reports filed by the Company with the Securities and Exchange Commission.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except per share data)

	June 30,	December 31,
	2025	2024
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$27,758	$20,957
Receivables, net	4,336	3,085
Inventories	85,965	86,267
Income tax receivable	1,543	850
Other current assets, net	6,668	8,663
Total Current Assets	126,270	119,822
Property, plant and equipment, net	59,085	59,733
Right of use asset	132,332	132,861
Deferred tax assets	4,553	4,890
Other assets	1,870	2,297
Total Assets	$324,110	$319,603

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,610	$23,808
Income tax payable	-	62
Current portion of lease liability	29,315	28,880
Other accrued liabilities	27,855	25,644
Total Current Liabilities	82,780	78,394
Long-term debt	-	-
Long-term lease liability, net	112,403	113,700
Other long-term liabilities	5,050	4,597
Total Liabilities	200,233	196,691

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 44,779,230 and 44,657,898 shares, respectively	4	4
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in capital	130,099	129,696
Accumulated deficit	(6,226)	(6,788)
Total Stockholders' Equity	123,877	122,912
Total Liabilities and Stockholders' Equity	$324,110	$319,603

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

($ in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$88,260	$91,384	$176,269	$183,112
Cost of sales	31,419	31,053	61,358	62,462
Gross profit	56,841	60,331	114,911	120,650
Selling, general and administrative expenses	56,401	58,480	114,288	116,516
Income from operations	440	1,851	623	4,134
Interest income/(expense), net	29	(57)	47	(223)
Income before income taxes	469	1,794	670	3,911
Provision for income taxes	(77)	(575)	(106)	(1,003)
Net income	$392	$1,219	$564	$2,908

Income per common share:
Basic	$0.01	$0.03	$0.01	$0.07
Diluted	$0.01	$0.03	$0.01	$0.07

Weighted average shares outstanding:
Basic	43,875,559	43,688,605	43,855,079	43,629,675
Diluted	43,894,182	43,759,597	43,881,278	43,711,030

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Gross margin rate	64.4%	66.0%	65.2%	65.9%
SG&A expense rate	63.9%	64.0%	64.8%	63.6%
Income from operations margin rate	0.5%	2.0%	0.4%	2.3%
Adjusted EBITDA margin rate	5.6%	7.4%	5.4%	7.7%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2025	2024
Cash Flows From Operating Activities
Net income	$564	$2,908
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,195	9,344
Amortization of debt issuance costs	36	36
(Gain) loss on disposals of property, plant and equipment	(60)	32
Impairment charges	190	949
Non-cash lease expense	13,862	13,404
Stock based compensation	685	672
Deferred income taxes	337	993
Changes in operating assets and liabilities:
Receivables, net	(1,251)	(772)
Inventories	302	7,608
Other current assets, net	2,385	1,984
Accounts payable	1,341	(1,119)
Income tax receivable / payable	(755)	(2,336)
Accrued expenses and other liabilities	(12,344)	(10,251)
Net cash provided by operating activities	13,487	23,452
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(6,473)	(6,257)
Proceeds from the sale of property, plant and equipment	71	-
Net cash used in investing activities	(6,402)	(6,257)
Cash Flows From Financing Activities
Payments of long-term debt	-	(10,000)
Advances on line of credit	-	10,000
Employee taxes paid for shares withheld	(284)	(463)
Net cash used in financing activities	(284)	(463)
Effect of exchange rate changes on cash	-	(11)
Net change in cash and cash equivalents	6,801	16,721
Cash and cash equivalents beginning of period	20,957	8,620
Cash and cash equivalents end of period	$27,758	$25,341

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$520	$126
Cash paid for interest	104	167
Cash paid (received) for income taxes, net	524	2,346